----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|Rando                John            J  |  (Month/Day/Year)     |    Compaq Computer Corporation              (CPQ)               |
|                                        |                       |                                                                 |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|      06/11/1998       |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|  20555 SH 249                          |                       |                                       |                         |
|  M/C 110701                            |-----------------------|   Director             10% Owner      |                         |
|                                        |3.IRS or Soc. Sec. No. |---                  ---               |-------------------------|
|----------------------------------------|  of Reporting Person  |                                       |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          | X Officer              Other          |  Group Filing           |
|                                        |                       |---(give title below)---(Specify below)|  (Check Applicable Line)|
|                                        |                       |                                       | X  Form filed by One    |
|Houston                 TX    77070     |                       |                                       |--- Reporting Person     |
|                                        |                       |                                       |    Form filed by More   |
|                                        |                       |                                       |--- than Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|   Common Stock                           |         3,366               |   D          |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-96)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  1 OF  4

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Stock Option       |  06/11/1998  |  08/09/2008  |Common Stock       |      2,585       |  $36.7100         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  02/01/2000  |Common Stock       |      2,187       |  $39.2300         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  03/05/2001  |Common Stock       |      1,790       |  $39.2300         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  03/13/2002  |Common Stock       |      4,971       |  $29.7000         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  07/22/2002  |Common Stock       |      2,486       |  $20.5600         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  06/17/2003  |Common Stock       |     35,793       |  $20.8400         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  06/15/2004  |Common Stock       |     33,805       |   $9.8400         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  08/14/2005  |Common Stock       |    234,842       |  $21.4400         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  08/14/2005  |Common Stock       |     13,721       |  $21.4400         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/11/1998  |  08/21/2006  |Common Stock       |    129,253       |  $18.9800         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:











**Intentional misstatements or omissions of facts constitute Federal                     /s/ John J. Rando                06/17/98
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                          Rando, John                              Compaq Computer Corporation             06/11/1998 PAGE:  2 OF  4

----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|Rando                John            J  |  (Month/Day/Year)     |    Compaq Computer Corporation              (CPQ)               |
|                                        |                       |                                                                 |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|      06/11/1998       |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|  20555 SH 249                          |                       |                                       |                         |
|  M/C 110701                            |-----------------------|   Director             10% Owner      |                         |
|                                        |3.IRS or Soc. Sec. No. |---                  ---               |-------------------------|
|----------------------------------------|  of Reporting Person  |                                       |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          | X Officer              Other          |  Group Filing           |
|                                        |                       |---(give title below)---(Specify below)|  (Check Applicable Line)|
|                                        |                       |                                       | X  Form filed by One    |
|Houston                 TX    77070     |                       |                                       |--- Reporting Person     |
|                                        |                       |                                       |    Form filed by More   |
|                                        |                       |                                       |--- than Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-96)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  3 OF  4

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Stock Option       |  06/11/1998  |  08/20/2007  |Common Stock       |    129,253       |  $23.4800         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  12/11/1998  |  06/10/2008  |Common Stock       |    500,000       |  $28.0600         |  D  |               |
|(Right to buy)     |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:











**Intentional misstatements or omissions of facts constitute Federal                   /s/ John J. Rando                  06/17/98
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                          Rando, John                              Compaq Computer Corporation             06/11/1998 PAGE:  4 OF  4